                                                                 EXHIBIT 11

EX-11. Computation of Earnings Per Share

                                         % DAYS            WEIGHTED
         ISSUED           SHARES       OUTSTANDING          AVERAGE
         ------         ----------     -----------         ----------
         Dec-96         10,200,746         100%            10,200,746
         Aug-97          2,000,000          42%               838,356
         Jun-97             50,000          50%                25,205
         Aug-97           (529,187)         42%              (221,824)
                        ----------                         ----------
                        11,721,559                         10,842,483
                        ----------                         ----------
                        ----------                         ----------


Number of shares used in computing earnings per common and common equivalent share